Boston Edison
                                                 Executive Offices
                                                 800 Boylston Street
                                                 Boston, Massachusetts  02199




Thomas J. May
Chairman, President and Chief Executive Officer




                                       May 15, 1996



Mr. Ronald A. Ledgett
Senior Vice President
Boston Edison Company
800 Boylston Street
Boston, MA  02199

Dear Ron:

At its April 25, 1996 meeting, the Board of Directors voted to adopt a Special Retention Program to provide particularly valued employees with an incentive to remain in the employment of the Company during the next three-year period. I am pleased to inform you that the directors agreed with my assessment that your contributions will be very important to the success of the Company during this critical time.

Under the terms of the Agreement adopted by the Board, if you remain continuously in the employment of the Company through December 31, 1998, the Company will pay you an amount equal to the difference between the Performance Share Plan award which the Board determines to award you in January, 1999, if any, and $75,000. The net effect of this program is to guarantee you, if you stay for the required period, a long-term incentive plan bonus in January of 1999 which will be no less than $75,000.

I look forward to, and depend upon, your assistance over the next three years in positioning the Company to thrive in the new industry environment.

Sincerely,



/s/ T. J. May
- -------------
    T. J. May